Exhibit 10.30

                      REMOTE OUTSOURCING SERVICES AGREEMENT



                                 BY AND BETWEEN



                        ALLTEL INFORMATION SERVICES, INC.



                                       AND



                              BANK OF OKLAHOMA, NA


                           DATED AS OF: SEPTEMBER 2002

                                TABLE OF CONTENTS
                                                                        PAGE


1.
Definitions...............................................................1

   1.1   Definitions......................................................1
         -----------
   1.2   Definition Cross-Reference Index.................................2
         --------------------------------
2.  Services..............................................................3

   2.1   Services.........................................................3
         --------
   2.2   Exhibits.........................................................4
         --------
3. Fees and Payment
Arrangements..............................................................4

   3.1   Service Fees.....................................................4
         ------------
   3.2   Payments by Client...............................................4
         ------------------
4.
Term......................................................................5

5. Data Processing, Premises and
Security..................................................................6

   5.1   Data Processing..................................................6
         ---------------
   5.2   Office Space and Accommodations..................................6
         -------------------------------
   5.3   Security Standards...............................................6
         ------------------
6. Client
Resources.................................................................7
   6.1   Client Resources.................................................7
         ----------------
   6.2   Required Consents................................................7
         -----------------
7. Mergers and
Acquisitions..............................................................7

8.
Software..................................................................8
   8.1   ALLTEL Software..................................................8
         ---------------
   8.2   User Manuals.....................................................9
         ------------
   8.3   Client Software..................................................9
         ----------------
   8.4   Third Party Software and Maintenance.............................9
         -------------------------------------
   8.5   Installation of New Releases, Updates and Enhancements..........10
         ------------------------------------------------------
9. Personnel And
Committees...............................................................11

   9.1   ALLTEL  Account Manager.........................................11
         -----------------------
   9.2   Executive Liaison...............................................11
         -----------------
   9.3   ALLTEL Base Staff...............................................11
         -----------------
   9.4   ALLTEL Staff Personnel Changes..................................12
         ------------------------------
   9.5   Periodic Communications.........................................13
         -----------------------

10. Files and Programs, Storage, and Disaster
Recovery.................................................................14

   10.1     Files and Programs...........................................14
            ------------------
   10.2     Retention....................................................14
            ---------
   10.3     Disaster Recovery............................................15
            -----------------
11. Change
Orders...................................................................16

12. Intellectual Property
Rights...................................................................17
   12.1     Ownership of Client Software.................................17
            ----------------------------
   12.2     Modifications to Client Software.............................17
            --------------------------------
   12.3     Ownership of ALLTEL Software.................................17
            ----------------------------
   12.4     Modifications to ALLTEL Software.............................17
            --------------------------------
13.
Audits...................................................................18
   13.1     Client's Regulatory Audit....................................18
            -------------------------
   13.2  General Audit...................................................18
         -------------
   13.3    Independent Audit.............................................19
           -----------------
   13.4     Excluded Materials...........................................19
            ------------------
14. Dispute
Resolution...............................................................19

   14.1     Dispute Resolution Procedures................................19
            -----------------------------
   14.2     Claims Procedures............................................19
            -----------------
   14.3     Escalation Procedures........................................20
            ---------------------

15. Limitation of
Liability................................................................21

16.
Indemnification..........................................................21

   16.1     Personal Injury and Property Damage..........................21
            -----------------------------------
   16.2     Infringement of ALLTEL Software or ALLTEL Provided
            Third Party Software.........................................21
            --------------------------------------------------
   16.3      Infringements of Client Software or Client Provided
             Third Party Software or Client Resources....................22
            -----------------------------------------------------
   16.4     Employee Matters Indemnification.............................23
   16.5  Violation of Law Indemnification................................23
         --------------------------------


17.   Force Majeure, Time of Performance and Increased Costs
      and Error Correction...............................................24
      ------------------------------------------------------

   17.1     Force Majeure................................................24
            -------------
   17.2     Time of Performance and Increased Costs......................24
            ---------------------------------------
   17.3     Error Correction.............................................25
            ----------------
18.
Notices..................................................................25
   18.1     Notices......................................................25
            -------
   18.2     Change of Address............................................26
            -----------------
19.
Termination..............................................................26
   19.1     Termination..................................................26
            -----------
   19.2     Termination Upon ALLTEL's Material Breach....................26
            -----------------------------------------
   19.3     Termination Upon Client's Material Breach....................27
            -----------------------------------------
   19.4     Termination by Client for Convenience; Insolvency............27
            -------------------------------------------------
   19.5     Termination by Client for Merger.............................28
            ---------------------------------
   19.6      Return of Material; Deconversion Assistance;
             In-House Transition Assistance..............................28
             --------------------------------------------
   19.7     Equipment; Software..........................................29
            -------------------
   19.8     Survival Upon Expiration or Termination......................30
            ----------------------------------------
   19.9     Offer of Employment..........................................30
            -------------------
20.
Confidentiality..........................................................30
   20.1     Confidentiality Obligation...................................30
            --------------------------
   20.2     Non-Disclosure Covenant......................................30
            -----------------------
   20.3     Exceptions...................................................30
            ----------
   20.4     Confidentiality of this Agreement; Protective Arrangements...31
            ---------------------------------------------------------
   20.5     Injunctive Relief............................................32
            -----------------

21. Other Representations, Warranties and
Covenants................................................................32

   21.1     Licenses and Permits and Compliance with Laws................32
            ----------------------------------------------
   21.2     No Interference with Contractual Relationship................32
            ---------------------------------------------
   21.3     Covenant of Good Faith.......................................32
            ----------------------
   21.4     Authorization and Effect.....................................32
            ------------------------
   21.5     Business Practices...........................................33
            ------------------
   21.6     ALLTEL Software..............................................33
            ---------------
   21.7     Client Software..............................................33
            ---------------
   21.8     Professional and Workmanlike.................................33
            ----------------------------
   21.9     No Additional Representations or Warranties..................33
            -------------------------------------------
22.
Miscellaneous............................................................34

   22.1     Independent Contractor.......................................34
            ----------------------
   22.2     Assignment...................................................34
            ----------
   22.3     Severability.................................................35
            ------------
   22.4     Third Party Beneficiaries....................................35
            ------------------------
   22.5     Governing Law, Forum Selection; Consent of Jurisdiction......35
            -------------------------------------------------------
   22.6     Executed in Counterparts.....................................35
            ------------------------
   22.7     Construction.................................................35
            ------------
   22.8     Entire Agreement.............................................36
            ----------------
   22.9     Amendments and Waivers.......................................6
            ----------------------
   22.10    Remedies Cumulative..........................................36
            -------------------
   22.11    Education and Training.......................................36
            ----------------------
   22.12    Taxes........................................................37
            -----
   22.13  Attorney Fees..................................................37
          -------------
   22.14.
Insurance................................................................37

                          EXHIBITS

Exhibit A        Services
Exhibit B        Service Fees
Exhibit C        Software
Exhibit D        Service Level Agreements
Exhibit E        Acquisition Conversion Prerequisite Conditions and Restrictions
Exhibit F        Client Systems Isolation
Exhibit G        Form Software License Agreement
Exhibit H        ACBS and ALS Integration
Exhibit I        In-House Transition Assistance
Exhibit J        Deconversion Assistance

                      REMOTE OUTSOURCING SERVICES AGREEMENT

         This is a Remote Outsourcing Services Agreement (the "Agreement"), dated as of the 1st day of September 2002 ("Effective Date"), by and between ALLTEL INFORMATION SERVICES, INC., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212 ("ALLTEL") and BANK OF OKLAHOMA, NA, a national association, Bank of Oklahoma Tower, Tulsa, Oklahoma 74192 (the "Client").

         NOW, THEREFORE, the parties agree as follows:

1.       Definitions.

         1.1      Definitions.  As used in this Agreement:
                  -----------

                  (a) "ALLTEL Affiliate" shall mean any wholly-owned direct or indirect subsidiary of ALLTEL Corporation, as from time to time constituted.

                  (b) "ALLTEL Provided Third Party Software" shall mean any program or part of a program, which is licensed or sublicensed to ALLTEL by a third party that has the right to provide that license or sublicense, including, without limitation, those programs described in Exhibit C.

                  (c) "ALLTEL Software" shall mean any program or part of a program as described in Exhibit C, or any program or part of a program which is otherwise developed for Client or a Client Affiliate or licensed to Client or a Client Affiliate by ALLTEL or an ALLTEL Affiliate, which is owned by ALLTEL or an ALLTEL Affiliate and all modifications, upgrades or enhancements to any such program prepared by ALLTEL or any ALLTEL Affiliate.

                  (d) "ALLTEL Technology Center" shall mean as of the Effective Date, ALLTEL's data centers located in Little Rock, Arkansas, and San Diego, California, or such other or replacement locations as ALLTEL may designate.

                  (e) "Client Affiliate" shall mean BOK Financial Corporation, Bank of Texas, NA, Bank of Albuquerque, NA, Bank of Arkansas, NA and BOSC, Inc. and those entities (i) added to the definition of "Client Affiliate" as provided in Section 7, Mergers and Acquisitions, herein and (ii) that are directly or indirectly, through one or more intermediaries, controlled by, or is under common control with, Client. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity through the majority ownership of voting securities. It is agreed by the parties that (i) such Client Affiliates shall be bound by the terms and conditions of this Agreement (ii) all of the systems and services provided under this Agreement may be made available to the Client Affiliates, and (iii) Client guarantees the performance of, and payment by, each Client Affiliate of any and all obligations and liabilities under this Agreement.

                  (f) "Client Provided Third Party Software" shall mean any program or part of a program, which is licensed or sublicensed to Client by a Third Party that has the right to provide that license or sublicense, including, without limitation, those programs described in Exhibit C.

                  (g) "Client Resources" shall mean those assets, services, personnel and rights, leased, contracted for, licensed, or owned by Client, Client Software, and Client Provided Third Party Software, if any, to be made available to ALLTEL by Client to enable ALLTEL to provide the Services.

                  (h) "Client Software" shall mean any program or part of a program (or any modifications, updates or enhancements to such Client Software, if any, which is owned by Client which is made available by Client to ALLTEL and which is necessary for ALLTEL to provide the Services as well as any Client Provided Third Party Software described in Exhibit C. Under no circumstances shall the ALLTEL Software and ALLTEL Work constitute Client Software for purposes of the Agreement.

                  (i) "Competitor" shall mean any person, firm or corporation engaged in the business of developing, marketing or licensing application software products, or engaged in the business of providing like technology services to financial services companies.

                  (j) "Days" shall mean calendar days, unless otherwise specified.

                  (k) "Expiration Date" shall mean the earliest of (i) the later to occur of August 31, 2010, or the date to which this Agreement is extended in accordance with Section 4, or (ii) the date this Agreement is terminated in accordance with Section 19 or Section 7.

                  (l) "Pass Through Expenses" shall mean those designated costs or expenses incurred by ALLTEL under this Agreement that shall be passed through to Client by ALLTEL without mark up.

                  (m) "Required Consents" shall mean the consents required (if any) to enable ALLTEL to use any Client Resources.

                  (n) "Source Code" shall mean the human readable version of that ALLTEL Software described in Exhibit C that is indicated with a single asterisk, including comments and other explanatory documentation.

         1.2 Definition Cross-Reference Index. As used in this Agreement, the following terms are defined in the following sections of the Agreement:

                   Term                                               Section
                   ----                                               -------
                   Affected Performance                               17.1
                   Agreement                                          Preamble
                   ALLTEL                                             Preamble
                   ALLTEL Account Manager                             9.1
                   ALLTEL Damages                                     19.3(d)
                   ALLTEL Staff                                       9.3
                   ALLTEL Staff Offeree                               4.2
                   ALLTEL Work                                        12.4
                   ALLTEL Work Product                                16.2
                   Assignment                                         22.2
                   Base Staff                                         9.3
                   Change Order                                       11.1
                   Client                                             Preamble
                   Client Damages                                     19.2(c)
                   Client Work                                        12.2

                   Client Work                                        12.2
                   Confidential Information                           20.1
                   Courts                                             22.5
                   Data Retention Standard                            10.2
                   Delayed Invoice                                    3.2(a)
                   Disaster Recovery Guidelines                       10.3.4
                   Effective Date                                     Preamble
                   Escalation Procedures                              14.3
                   Escrow                                             3.2(a)
                   Executive Liaison                                  9.2
                   Extension Period                                   4.1
                   GLB Act                                            20.1
                   In-House Transition                                4.2
                   Local Offices                                      5.2
                   Merger Early Termination Option                    7.3
                   New Affiliate                                      7.1
                   Other Entity                                       7.4
                   Press Release                                      22.11
                   Confidential Information                           20.1
                   Services                                           2.1
                   Service Fees                                       3.1
                   Software License Agreement                         8.1
                   Temporary Staff                                    9.3
                   Term                                               4.1
                   Termination  Date                                  19.1
                   Termination for Convenience                        19.4

2.       Services.

         2.1 Services. This Agreement sets forth the terms and conditions for the provision by ALLTEL to Client and Client Affiliates of the consulting, implementation, conversion, data processing, network, disaster recovery, software maintenance, software customization and support services during the Term, as more fully described in Exhibit A attached hereto (individually and collectively the "Services"). ALLTEL will provide the Services on its own and/or through one or more ALLTEL Affiliates and/or subcontractors and shall be the sole and exclusive provider of the Services to Client and Client Affiliates except as provided in Section 7, Mergers and Acquisitions, herein.

         2.2 Exhibits. Exhibits A-J form a part of this Agreement. All applicable terms, conditions, responsibilities and delivery schedules which apply to a particular Service (as opposed to those which apply generally to all Services and which are set forth elsewhere in this Agreement and in the other exhibits attached hereto) are identified in the Exhibits. The Service-specific terms, conditions, responsibilities and delivery schedules shall govern the provision of the relevant Service. Any new terms, conditions, responsibilities or delivery schedules which may be specifically applicable to any particular Service, as they are negotiated through the course of business, shall be set forth in writing and executed by the parties and added to this Agreement as a Change Order or an amendment. Such action shall not constitute a modification or change of any provision of this Agreement or of any other provision of any other Exhibit, unless expressly stated in such written agreement. Unless otherwise agreed to by the parties hereunder, the Services to be rendered by ALLTEL to Client are limited to those Services, which are described in this Agreement and the Exhibits. In the event of a conflict the Exhibits and any other part of this Agreements, the Exhibits shall control.

3.       Fees and Payment Arrangements.

         3.1 Service Fees. Client shall pay ALLTEL the fees set forth in Exhibit B in accordance with the terms described in Section 3.2 (the "Service Fees").

         3.2      Payments by Client.

                  (a) Current Month Invoicing and Payment Requirements. Upon the Effective Date, Client shall pay the Service Fees for the first calendar month of the Term. ALLTEL shall invoice Client monthly between the first (1st) and the fifteenth (15th) day of each month for such fees for the upcoming calendar month, as well as for any known Pass Through Expenses and incremental processing fees and any other applicable charges for the preceding months. ALLTEL will make reasonable efforts to invoice all charges promptly. If Service Fees, Pass Through Expenses or other service fees are not invoiced by ALLTEL to Client within one-hundred and twenty (120) days of the date such services were rendered by ALLTEL or such expenses were incurred by ALLTEL (excluding taxes), the following terms shall apply ("Delayed Invoice"). The Delayed Invoice amount shall be payable in six (6) equal monthly installments beginning on the later of the first month of Client's next fiscal year immediately following the fiscal year in which the Delayed Invoice should have been received by Client or six (6) months after the Delayed Invoice is sent to Client. The account volumes used to calculate the applicable incremental processing fees shall be measured on the twentieth (20th) day of the preceding month. In accordance with Section 3.2(a), Client shall pay ALLTEL the monthly invoiced amount by the later of (i) the twenty-fifth (25th) day after receipt by Client of the applicable invoice or
(ii) prior to the thirtieth (30th) day following the date of the applicable invoice. Should Client dispute in good faith all or any portion of the amount due, Client shall promptly notify ALLTEL in writing, prior to the due date of that invoice, of the nature and basis of the dispute. The parties shall make best efforts to resolve the dispute prior to the payment due date. In the event the parties are not able to resolve the dispute prior to the payment due date, Client shall pay ALLTEL the undisputed portion and shall pay the disputed amount into an interest-bearing account with a mutually agreeable independent financial institution pending resolution of such dispute ("Escrow"). Upon resolution of such dispute, any portion of the disputed amount determined to have been payable to ALLTEL, together with accrued interest thereon, if any, shall be disbursed to ALLTEL and all remaining amounts shall be disbursed to Client. All payments under this Section shall be made by Client to ALLTEL by wire transfer in readily available funds or at Client's option, by check or ACH payment.

                  (b) Past Due Amounts. Any amount not received by the fifteenth
(15th) day after the date that the payment was due (which has not otherwise been placed into Escrow as provided in Section 3.2(a) above), shall be subject to interest on the balance overdue at a rate equal to the lesser of: (i) the prime rate plus one and one half (1 1/2%) per annum published in the Wall Street Journal on the first Monday (or next bank business day) following the due date, or (ii) the highest rate permitted by law, in each case, for the number of days from the payment due date up to and including the date payment is actually made by Client (calculated on the basis of the actual days in the applicable calendar year).

4.       Term.

         4.1 The term of this Agreement shall begin on the Effective Date and end on the Expiration Date (the "Term"). Notwithstanding anything in this Agreement to the contrary, Client may elect by written notice received by ALLTEL at least six (6) months prior to the end of the Term (or thirty (30) days notice prior to the Termination Date if the Agreement is terminated by Client or ALLTEL for breach prior to the ninety-seventh (97th) month of the Term), in its sole discretion, regardless of the reason for the ending of the Term, to extend the term of this Agreement one time only for any period up to twelve (12) months beyond the Expiration Date subject to the payment of the then current prices being paid by Client to ALLTEL under the Agreement and the terms and conditions of this Agreement (the "Extension Period"). The foregoing notwithstanding, if the Agreement is terminated by ALLTEL for non-payment by Client, Client shall prepay to ALLTEL all amounts which would be payable during the Extension Period, such payment to be made prior to ALLTEL beginning any work during the Extension Period. At twelve (12) months prior to the Expiration Date, ALLTEL may submit to Client a written proposal for renewal of this Agreement for an additional term as specified in such proposal. Client shall accept or reject such proposal within three (3) months following receipt thereof.

         4.2 ALLTEL further agrees that at the end of the Term (whether by expiration or termination as provided herein), Client shall have the option of transitioning the ALLTEL Services so that the same functions are completed by Client instead of ALLTEL (the "In-House Transition). The In-House Transition shall consist of perpetual licenses for the ALLTEL Software designated with a single asterisk in Exhibit C which is used to perform the Services at the end of the Term as well as reasonably necessary training, installation and other assistance to affect the In-House Transition at ALLTEL's professional service rates described on Exhibit B and as otherwise defined in Exhibit I. Such perpetual license is effective only so long as Client pays maintenance and support fees without interruption. ALLTEL further agrees that, notwithstanding
Section 19.9, Client shall have the option to offer to any one of the ALLTEL Staff, excluding the ALLTEL Account Manager, positions with Client or Client Affiliates (an "ALLTEL Staff Offeree") and that, in such event, ALLTEL has the right to make a competitive offer to such ALLTEL Staff Offeree to cause the continued employment with ALLTEL of the ALLTEL Staff Offeree. ALLTEL further agrees that it shall offer its standard maintenance services for the ALLTEL Software at ALLTEL's then current maintenance services rates.

5.       Data Processing, Premises and Security.

         5.1 Data Processing. ALLTEL shall perform the production support component of the Services at Client's facility in accordance with Section 5.2. The systems operating environment and office accommodations for the Base Staff (as defined in Section 9.3) that perform these Services will be provided by Client.

         5.2 Office Space and Accommodations. On the Effective Date, Client shall provide ALLTEL, without any charge or cost, adequate premises for ALLTEL Staff, in good repair, at Client's facility in Tulsa, Oklahoma, to perform the Services under this Agreement (the "Local Offices"). Without limiting the generality of the foregoing, Client shall supply water, sewer, heat, lights, telephone lines, local and long distance service, equipment, air conditioning, electricity (including, if desired by ALLTEL, an uninterruptable power system, battery backup and backup generator capacity), daily janitorial services, office equipment, personal computers, supplies and furniture, meals, and parking spaces, in each case, for ALLTEL employees under the same conditions as provided to employees of Client. ALLTEL shall provide annual estimates to Client of ALLTEL's Local Offices' requirements. ALLTEL is not responsible for any injury or damage to property or persons which occurs in or around the Local Offices unless it is caused by the negligent or intentional acts of ALLTEL, in which case ALLTEL shall indemnify Client as provided in Section 16.1 herein. In the event Client desires to move the Local Offices after the Effective Date, whether such move is internal within Client or external, Client shall provide ALLTEL notice of such move as soon as reasonably practicable and Client shall reimburse ALLTEL for any cost incurred by ALLTEL resulting from such move.

         5.3 Security Standards. Client shall provide ALLTEL with a copy of its safety, security, and facilities polices that are applicable to all of its employees in the Local Offices, and ALLTEL shall abide by such communicated policies. Client will reimburse ALLTEL for its actual costs incurred as a Pass-Through Expense if adherence to such policies requested or required by Client increases ALLTEL's costs of operation. The parties agree that ALLTEL shall conduct background checks and drug testing of the ALLTEL Staff in accordance with ALLTEL's standard policies. ALLTEL agrees that any ALLTEL Staff member, or potential ALLTEL Staff member, may be removed from Client's facilities based upon ALLTEL's discoveries pursuant to the background checks or drug tests which ALLTEL reasonably believes causes a security risk or employment issue. ALLTEL shall provide Client a copy of ALLTEL's policies regarding background checks and drug tests.

6.       Client Resources.

         6.1 Client Resources. During the Term, Client will provide the Client Resources reasonably requested by ALLTEL for ALLTEL's use in providing the Services. Client will provide, at no cost to ALLTEL, all input and output forms, audit and control forms, stock paper, envelopes, inserts, boxes, and any forms necessary for ALLTEL to meet the processing requirements of Client, as well as adequate transportation and storage therefor.

         6.2      Required Consents.

                  (a) Cooperation. Client shall obtain all Required Consents. Upon Client's request, ALLTEL shall assist Client in obtaining the Required Consents. Once each such Required Consent has been obtained, Client shall provide a copy of it to ALLTEL. Until such time as the Required Consent has been obtained by Client, any right to use the affected Client Resource shall not be deemed to have been transferred to ALLTEL, and the parties shall cooperate with each other in achieving a reasonable alternative arrangement for the use of the affected Client Resources. ALLTEL will assist Client in obtaining any Required Consents at the lowest price reasonably available under the circumstances.

                  (b) Costs. Any cost incurred by ALLTEL at Client's request in obtaining a Required Consent shall be separately charged by ALLTEL to Client as a Pass-Through Expense.

7.       Mergers and Acquisitions.

         7.1 Upon written request by Client, ALLTEL will process additional data of the type processed for Client hereunder and perform additional Services (in whole or in part) for any chartered bank entity acquired by Client or a Client Affiliate by way of merger, acquisition or restructuring which results in the Control by BOK Financial Corporation of such new affiliate (a "New Affiliate"). Client shall have no obligation to include a New Affiliate as a "Client Affiliate" under this Agreement unless Client gives ALLTEL written notice of its request to have such New Affiliate receive the Services and become a "Client Affiliate". In the event Client elects to have a New Affiliate become an additional "Client Affiliate" as defined in Section 1.1(e), Client shall pay all costs, including, but not necessarily limited to, increased personnel, additional license fees to third parties, if any, and additional royalties on software provided through ALLTEL (at a rate and fee structure described in Exhibit B as adjusted by the provisions of this Agreement) required to process the additional data and perform the additional Services for the additional Client Affiliate. Client will notify ALLTEL of any such proposed merger or acquisition as soon as reasonably practicable.

         7.2 In the event Client elects to have a New Affiliate become a "Client Affiliate," ALLTEL agrees to provide a proposal to Client for the services, time and materials necessary to perform such conversion (including testing services) subject to all of the prerequisite conditions and restrictions as outlined in Exhibit E hereto. In the event Client does not elect to have a New Affiliate become a "Client Affiliate" ALLTEL agrees to provide support and technical access necessary to allow Client to support the New Affiliate on a system which resides outside the ALLTEL Technology Center, and which may be supported by 1) a vendor other than ALLTEL provided that the New Affiliate is not utilizing ALLTEL Software or 2) the New Affiliate, Client or a Client Affiliate themselves using either Alltel Software or another vendor(s) software, at a reasonable cost to Client. In no event shall any third party vendor have access to or the right to operate or support the ALLTEL Software or ALLTEL Provided Third Party Software.

         7.3 In the event Client, or a Client Affiliate, acquires (or is acquired by) an entity (by way of merger or acquisition or otherwise), ALLTEL will, at Client's option, agree to an early termination of this Agreement upon the terms and conditions described in Section 19.5 ("Merger Early Termination Option").

         7.4 In the event that Client, or a Client Affiliate, acquires (or is acquired by) an entity (the "Other Entity") (by way of merger or acquisition or otherwise), and the Other Entity, at such time, receives substantially the same services from ALLTEL as the Services provided hereunder, or such services are performed in house by the Other Entity using an ALLTEL based system, then any of the fees to be paid by Client pursuant to Section 19.5(i), (ii) or (iii) shall be decreased by seventy-five percent (75%) of any amounts by which the monthly payments to ALLTEL by the Other Entity are increased as a direct result of the transaction (merger or otherwise) with Client or a Client Affiliate times the number of months remaining in the Term excluding conversion fees and any other one-time fees. In no event shall this Section 7.4 reduce the early termination fees payable pursuant to Section 19.5 to less than thirty percent (30%) of the fees due for the remaining months of the Term.

 8.      Software.

         8.1      ALLTEL Software.

                  (a) Upon the earlier to occur of the expiration of the Term or the termination of the Agreement by Client in accordance with Section 19.2 hereof, ALLTEL will grant to Client and for the benefit of Client Affiliates a nonexclusive, nontransferable (except for that assignment described in Section 22.2) perpetual license (subject to payment of annual maintenance and support fees as provided herein) to use only that ALLTEL Software that is specified in Exhibit C (except the ACBS Software and Service Delivery Software shall be subject to the additional terms described in Exhibit C), subject to a license at terms and conditions to be mutually agreed to by the parties but substantially in the form of Software License Agreement attached as Exhibit G hereto. The parties acknowledge that the license terms for the Service Delivery Software and ACBS Software may vary in some material respects from the form attached as Exhibit G. Such perpetual license is effective only so long as Client pays maintenance and support fees without interruption at ALLTEL's then current maintenance rates. The parties acknowledge that upon entering such Software License Agreement, Client shall not be required to remit to ALLTEL any license fees for the ALLTEL Software (except the ACBS Software and Service Delivery Software).
                  (b) As part of the Base Fee, during the Term of this Agreement, ALLTEL grants to Client a nonexclusive, nontransferable (except as provided in Section 22.2) term license to use the object code version of the ALLTEL Service Delivery Software and the ACBS Software solely for use by Client and Client Affiliates, such Base Fee to also include ALLTEL's standard maintenance and support services. Client shall not process any other third party data for a fee or receipt of value, nor sublicense, lease, rent, transfer or assign (except for that assignment described in Section 22.2) the Service Delivery Software or the ACBS Software without ALLTEL's prior written consent. Client agrees not to disclose, decompile, disassemble, reverse engineer, or copy (except for backup purposes) the Service Delivery Software. Client is licensed to use the Service Delivery Software as provided in Exhibit B(2) and the ACBS Software as provided in Section 3 of Exhibit A. The Service Delivery Software and all documentation and materials related thereto may be used at any location or facility provided ALLTEL has written notice of such location or facility.

                  (c) ALLTEL will furnish at any time upon Client request, a current list of all other ALLTEL software products made generally available to customers of ALLTEL which may be licensed at a mutually agreed upon price for maintenance and usage fees. License fees for such ALLTEL Software products shall be at ALLTEL's then current list price for the license fees for such products and maintenance and support fees related to such ALLTEL Software shall be at ALLTEL's then current maintenance and support rates.

         8.2 User Manuals. Prior to the installation of any ALLTEL Software, ALLTEL will deliver or cause to be delivered to Client three (3) copies of the ALLTEL Software user manuals (as well as any updated user manuals) by hard copy or on CD ROM as determined by ALLTEL. ALLTEL consents to the reproduction of such user manuals by Client in accordance with this Agreement. Client may order additional copies of the ALLTEL Software user manuals at ALLTEL's then current prices.

         8.3 Client Software. ALLTEL will use all Client Software for the exclusive use by Client and Client Affiliates in connection with providing the Services to Client and Client Affiliates. Additional use of Client Software by ALLTEL shall require the written consent of Client. ALLTEL reserves the right in advance of any processing or use of Client Software to assure compatibility with equipment and consistency with other processing requirements, techniques and standards. If any use of such Client Software increases or decreases ALLTEL's operating costs, ALLTEL will so advise Client and both Client and ALLTEL will negotiate to agree upon the appropriate changes to the Base Fees.

         8.4      Third Party Software and Maintenance.

                  (a) Third Party Software. Exhibit C sets forth a list of all Client Provided Third Party Software and ALLTEL Provided Third Party Software that as of the Effective Date are included within the Base Fees. ALLTEL will use all Client Provided Third Party Software for the exclusive use by Client and Client Affiliates in connection with the Services to Client and Client Affiliates. Additional use of Client Provided Third Party Software by ALLTEL shall require the prior written consent of Client. For any Client Provided Third Party Software that is not listed on Exhibit C, ALLTEL reserves the right in advance of any processing or use of any Client Provided Third Party Software to assure compatibility with equipment and consistency with other processing requirement, techniques, and standards. If any use of such Client Provided Third Party Software increases or decreases ALLTEL's operating costs, ALLTEL will so advise Client and both Client and ALLTEL will negotiate to agree upon the appropriate changes to the Base Fees. Client will procure all consents and pay any expenses necessary to allow ALLTEL to use any Client Provided Third Party Software. If a defect occurs in the Client Provided Third Party Software or ALLTEL Provided Third Party Software or if such Client Provided Third Party Software or ALLTEL Provided Third Party Software does not function in accordance with its specifications during the Term, ALLTEL and Client shall cooperate fully with each other to cause such third party to promptly correct such defect to the extent required under the applicable agreement. To the extent that any Client Provided Third Party Software or ALLTEL Provided Third Party Software or necessary part thereof is not made available to ALLTEL or if a defect in any Client Provided Third Party Software or ALLTEL Provided Third Party Software or necessary part thereof inhibits ALLTEL's provision of the Services, and despite ALLTEL's reasonable efforts to avoid and minimize such occurrence, ALLTEL shall be excused from providing such Services until at least the Client Provided Third Party Software or ALLTEL Provided Third Party Software is made available or the defect remedied plus a reasonable time thereafter. ALLTEL shall use its reasonable best efforts to propose interim "work around" solutions and to contact and negotiate with such third party software vendors in an effort to accomplish the prompt elimination of any problems, and Client shall reimburse ALLTEL on a Pass-Through Expense basis for any costs incurred by ALLTEL outside of the Base Staff in providing such interim "work around" solutions. ALLTEL will make reasonable efforts to provide application support services for the Client-Provided Third Party Software.

                  (b) Third Party Software Maintenance. During the Term, Client will provide and pay for all software maintenance for the Client Provided Third Party Software listed in Exhibit C. During the Term, ALLTEL will provide as part of the Base Fees all third party software maintenance for the ALLTEL Provided Third Party Software listed in Exhibit C.

         8.5 Installation of New Releases, Updates and Enhancements. All changes to the ALLTEL Software and ALLTEL Provided Third Party Software being provided to Client and Client Affiliates including the installation of enhancements, updates and new releases of the ALLTEL Software and ALLTEL Provided Third Party Software, shall be made only with the prior approval of Client, which shall not be unreasonably withheld. Client shall provide all necessary approvals in order to ensure that the version of the ALLTEL Software (exclusive of the Service Delivery Software) and ALLTEL Provided Third Party Software in production with Client shall not be more than two (2) major releases behind that version of the ALLTEL Software and ALLTEL Provided Third Party Software then generally available to the public. Similarly, for all Client Software, Client shall, upon notification by ALLTEL, and unless mutually agreed otherwise, take all necessary steps in order to ensure that the version of the Client Software in production with Client shall not be more than two (2) major releases behind the version of the Client Software then generally available to the public. Client and ALLTEL will mutually agree upon the installation of enhancements, updates and new releases to the Service Delivery Software and any Client Provided Third Party Software. Client acknowledges with respect to the ACBS products, new releases, updates, and enhancements will be implemented with Client's cooperation, and that the ACBS ASP model requires timely implementation of such changes in order that the ACBS Software will be no more than one (1) update/release behind the then current release.

9.       Personnel and Committees.

         9.1 ALLTEL Account Manager. ALLTEL will assign an individual who will, on a full time basis, oversee and manage the Services under this Agreement (the "ALLTEL Account Manager"). Prior to the selection of any replacement ALLTEL Account Manager, ALLTEL shall give notice to Client of such change, provide Client with a resume of the proposed ALLTEL Account Manager and give Client an opportunity of interview such proposed ALLTEL Account Manager. In the event Client does not reasonably approve the proposed ALLTEL Account Manager, ALLTEL shall promptly provide an alternative candidate for which Client shall again have the opportunity to review the resume of and interview the alternative candidate, such process to continue until Client and ALLTEL mutually agree on an ALLTEL Account Manager. Such approval by Client shall not be unreasonably withheld or delayed.

         9.2 Executive Liaison. Client will assign a mutually agreeable executive who will serve as Client's primary point of contact for all communications with ALLTEL with respect to this Agreement (the "Executive Liaison"). Prior to the selection of the initial or any replacement Executive Liaison, Client shall give notice to ALLTEL of such selection or change, will provide ALLTEL a resume of the proposed Executive Liaison and shall give ALLTEL an opportunity to interview such proposed Executive Liaison.

         9.3 ALLTEL Base Staff. ALLTEL shall provide fifteen (15) Full Time Equivalent (FTE) resources, which shall consist of an individual or combination of individuals as determined by ALLTEL to perform the Services (the "Base Staff"). ALLTEL will provide the FTE resources by job classification as shown in the following table. Such resources shall be located at Client's site.

--------------------------------------------- ------------------------

Base Staff Function                           Base Staff Level
--------------------------------------------- ------------------------
Account Manager                               1
--------------------------------------------- ------------------------
Programming Manager                           1
--------------------------------------------- ------------------------
Programmer Analyst                            10
--------------------------------------------- ------------------------
Business Analyst                              1
--------------------------------------------- ------------------------
Operations Analyst                            1
--------------------------------------------- ------------------------
Administrative                                1
--------------------------------------------- ------------------------

Client and ALLTEL shall jointly establish project priorities for the Base Staff. Client acknowledges that any changes in Client priorities that require reassignment of the Base Staff to other responsibilities may result in an enlargement of ALLTEL's time to complete certain tasks assigned hereunder. In the event this Agreement provides for Services to be provided by the Base Staff and, based upon project priorities established pursuant to this Section 9.3, the Base Staff are not sufficient to provide such Services, at the request of Client, ALLTEL may provide additional resources (hereinafter referred to as the "Temporary Staff") as defined in Section 9.4 below. The ALLTEL Base Staff , the ALLTEL Temporary Staff and the Additional Base Staff (as defined in Section 9.4
(d)) are collectively known as the "ALLTEL Staff." If ALLTEL removes or temporarily reassigns a member of the Base Staff, ALLTEL shall use best efforts to replace such removed personnel promptly with someone who is of similar experience. Beginning on the second anniversary of the Effective Date, ALLTEL agrees not to reassign more than twenty percent (20%) of the Base Staff personnel per year. Reassignment does not include resignations or terminations, illness or disability.

         9.4 ALLTEL Staff Personnel Changes. At any time during the Term, Client may request and ALLTEL will use its reasonable efforts to provide increases and decreases to the ALLTEL Staff, on either a short or long term basis, but in no event shall the Base Staff be less than fifteen (15) FTEs in addition to the Additional Base Staff added pursuant to Section 9.4 (d)during the Term with the same Base Staff functions described in Section 9.3 above.

                  (a) Increases in the Base Staff will be in minimum increments of one (1) person for a minimum term of one (1) year. Client shall be obligated to pay for reasonable relocation costs as a Pass-Through Expense consistent with ALLTEL's Relocation Policy and Guide in effect at the time of the relevant relocation; provided however, that when ALLTEL's Relocation Policy allows relocation benefits to be made at ALLTEL's discretion or option, allowing such relocation benefits shall instead be at Client's discretion or option. Client will not unreasonably withhold approval of relocation benefits. A copy of ALLTEL's Relocation Policy and Guide has been supplied to Client prior to the Effective Date of this Agreement. If Client elects to decrease the Base Staff, Client shall be obligated to pay for any associated severance expenses pursuant to ALLTEL's standard severance policy.

                  (b) For short term (less than one (1) year) changes, ALLTEL will provide a proposal to Client identifying the change that such request will have on the scope and quality of the Services, as well as the applicable hourly/monthly rate(s) (plus expenses) for such personnel, such charges to be in accordance with Exhibit B hereto. For long term (one (1) year or more) changes, ALLTEL will provide a proposal to Client identifying the change that such request will have on the scope and quality of the Services, as well as the applicable increases or decreases to the Base Fees which shall be in accordance with the ALLTEL Resource Rate Chart described in paragraph 5 of Exhibit B hereto. Client may request increases to the Base Staff and Temporary Staff in order to redirect their priorities or to ask ALLTEL to undertake out-of-scope of Services under this Agreement.

                  (c) In the case of either an increase in the ALLTEL Staff or a decrease, each party agrees to negotiate an appropriate amendment to this Agreement setting forth all relevant personnel, price and Service changes. All such rates shall be subject to increase or decrease in accordance with the terms defined in Section 5 of Exhibit B.

                  (d) Client will increase the Base Staff at a minimum of five
(5) FTEs during the calendar years 2004 through 2008, at a minimum increase of one (1) FTE per year during such five (5)-year period ("Additional Base Staff") (with at least one of the five Additional Base Staff being a Program Manager) at the Additional Base Staff rate described in Section 5 of Exhibit B. Each Additional Base Staff shall provide the Services through the end of the Term.

         9.5      Periodic Communications.

                  (a) Monthly Meetings. ALLTEL and Client agree that effective planning and communication are necessary to provide overall direction for the Services and that each will work to promote a free and open exchange of information between ALLTEL personnel, Client management, and Client user departments. For the duration of the Term, one or more senior representatives of ALLTEL and Client agree to meet on at least a monthly basis to:

                           (i) review Client's priorities and long term
objectives to determine if the scope of Services is on schedule;

                           (ii) discuss and establish the short-term and
long-term business strategy involving the relationship between Client and ALLTEL;

                           (iii) review Client's automation system plan and
monitor such automation system plan on a periodic basis;

                           (iv) review all requests for major system
modifications and enhancements;

                           (v) discuss systems design, development and
implementation project recommendations of ALLTEL concerning the Services, including, without limitation, providing human resources, procuring third party software, allocating ALLTEL Staff, providing equipment, increasing or decreasing ALLTEL supplied processing to support the Services;

                           (vi) review ALLTEL's performance of the Services
during the previous three (3) months, including, without limitation, the milestones that have been completed;

                           (vii) review the status of the current Services that
ALLTEL is performing;

                           (viii) identify any problems relating to the Services
and suggest corrective actions to solve such problems, including, without limitation, the cost to Client to correct such problems;

                           (ix) review the Services that are scheduled to be
provided by ALLTEL for the upcoming calendar quarter(s), including, without limitation, the scope of the Services and of any applicable performance standards and deliverables;

                           (x) review any ALLTEL's bids and related scope of
Services and deliverables for new work;

                           (xi) review ALLTEL requests for ALLTEL Staff
resources and changes;

                           (xii) periodically review information provided by
ALLTEL on new products and services available from ALLTEL and other key third party providers;

                           (xiii) review at least annually the composition of
the Base Staff and any planned or suggested changes;
and

                           (xiv) review any other aspect of the information
processing and technology requirements or desires of Client.

         Either party may request that this meeting be held more or less frequently than monthly. The ALLTEL Account Manager or his or her designee shall be the Chairman of this meeting. All meetings shall have a published agenda issued by the ALLTEL Account Manager at least seven (7) days in advance of the meeting to allow Client members a reasonable opportunity to prepare for the meeting. Meeting minutes will be issued by the ALLTEL Account Manager to Client who attended the meeting within five (5) business days after the meeting. Following review by such members, the ALLTEL Account Manager will incorporate into final meeting minutes the members' accurate and reasonable comments and revisions, which shall constitute the final meeting minutes.

10.      Files and Programs, Retention, and Disaster Recovery.

         10.1 Files and Programs. After such time as the ALLTEL employees receive and operate Client's data on appropriate media in electronic format, ALLTEL will provide and maintain reasonable backup files on appropriate media for such Client data. ALLTEL will also reasonably backup all programs utilized to process Client's data in accordance with any federal rules or regulations applicable to Client or ALLTEL with regard to such data. Client will make ALLTEL aware of any applicable local or state rules or regulatory requirements that have requirements different than those of federal rules or regulations. ALLTEL agrees to make any changes required by such state or local requirements provided that Client pays any reasonable incremental costs associated with ALLTEL's increased compliance effort.

         10.2 Retention. Client shall maintain copies of all Client's input data submitted to ALLTEL for processing hereunder pursuant to its standard input data retention policy, whether submitted to ALLTEL directly or through third parties, to permit reconstruction of such input data if required. ALLTEL shall use industry standard practices to maintain copies of all input data for processing hereunder to permit reconstruction of such input data if required in accordance with ALLTEL's data retention policy, but in no event shall such "industry standard practices" be less than required by any federal rules or regulations governing the process and retention of Client's data (the "Data Retention Standard"). Client will make ALLTEL aware of any applicable local or state rules or regulatory requirements that have requirements different than those of federal rules or regulations. ALLTEL agrees to make any changes required by such state or local requirements provided that Client pays any reasonable incremental costs associated with ALLTEL's increased compliance effort. Client assumes all risks of loss and expenses of reconstruction of such input data, except for loss caused by ALLTEL's failure to conform to the Data Retention Standard. In the event reconstruction of such data is required, the parties shall mutually agree on the schedule for such reproduction based on the needs of the parties at that time . For purposes of this Section 10.2, "Industry Standard Practices" means that ALLTEL will (i) produce and capture images to direct access storage devices; (ii) subsequently back up such images to industry standard tape cartridges using commercially available data transfer software with appropriate offsite rotation for purposes of disaster recovery; and (iii) provide daily backups on a rolling seven (7)) day basis, inputs and outputs sufficient to recreate the thirteen (13) prior month end reports, the thirteen (13) prior quarter end reports, and the seven (7) prior year end reports. Such industry standard practices do not include non-repetitive services or interface transmission.

         10.3     Disaster Recovery; Data Security.

                  10.3.1 ALLTEL shall provide disaster recovery services for its batch and on-line processing obligations to Client at a dedicated facility which is equipped to handle the ALLTEL Technology Center processing in the event disaster recovery is needed. Client agrees to pay for, and ALLTEL agrees to arrange for, a dial-up telephone line for data communications access to a backup network in the case of a disaster. ALLTEL shall provide and pay for the necessary communications devices (including, but not limited to multiplexors, modems, channel extenders, etc.) to facilitate such communication. ALLTEL shall designate and design such backup network for Client. Throughout the Term of this Agreement, ALLTEL will maintain in effect contracts and/or arrangements for disaster recovery, which are substantially equivalent to those currently in effect. This Section 10.3 does not apply to the ALLTEL Service Delivery hardware located at Client's site in Tulsa, Oklahoma (as described in Exhibit A). The disaster recovery services provided by ALLTEL identified in this Section 10.3, including the declaration of a disaster for which the disaster recovery services must be employed, shall be included as part of the Base Fee and shall be at no additional cost to Client. Client shall be responsible for any costs or expenses incurred by its own employees and agents related to this Section 10.3.

                  10.3.2 Client acknowledges that disaster recovery arrangements are designed to deal with circumstances that are expected to cause a substantial portion of the capabilities at the ALLTEL Technology Center to be unavailable for a period exceeding seventy-two (72) consecutive hours.

                  10.3.3 ALLTEL will test its disaster recovery capabilities at least once per calendar year, including obtaining an SAS 70 Type II audit. Client shall participate in the disaster recovery test to the extent required to verify the effectiveness of Client and ALLTEL's disaster recovery plans. ALLTEL will provide a report of the test, including the SAS 70 Type II report, and its results to Client by January 31 of each year for the test conducted during the immediately preceding calendar year. In the event the Client discovers, or the ALLTEL report or the SAS 70 Type II audit discloses a material inadequacy in ALLTEL's disaster recovery capabilities, ALLTEL shall promptly remedy such inadequacy at ALLTEL's cost and expense. ALLTEL agrees Client may provide ALLTEL's disaster recovery report to federal regulatory agencies requesting such information and that ALLTEL shall cooperate at Client's expense, in providing such additional information requested by federal regulatory agencies.

                  10.3.4 Guidelines to assist the parties in understanding their respective general responsibilities and areas of cooperation are set forth in Attachment 2 to Exhibit A attached hereto (the "Disaster Recovery Guidelines"). ALLTEL will assist Client in establishing procedures and practices that will enable Client to satisfy its responsibilities under the Disaster Recovery Guidelines.

                  10.3.5 Upon request, ALLTEL will review and comment upon those portions of Client's overall business resumption plan, when finalized, related to the Services provided under this Agreement and will provide a written report setting forth any discrepancies between Client's overall business resumption plan and the Disaster Recovery Guidelines, subject to the mutual agreement of the parties on the additional charges therefor.

                  10.3.6 ALLTEL agrees it shall provide data security which is in accordance with industry standards and in compliance with all federal data security regulations and guidelines applicable to Client and/or ALLTEL. Client will make ALLTEL aware of any applicable local or state rules or regulatory requirements that have requirements different than those of federal rules or regulations. ALLTEL agrees to make any changes required by such state or local requirements provided that Client pays any reasonable incremental costs associated with ALLTEL's increased compliance effort.

11.      Change Orders and Client Request for Enhancements.

         11.1 Client may, at any time by written order to ALLTEL, request changes to the Services ("Change Order"). The parties agree and acknowledge that Client shall not request a Change Order that has the effect of terminating one or more of the Services. If any Change Order results in an increase or decrease in the cost or time required for ALLTEL's performance of any of the Services, an equitable adjustment to the cost or delivery schedule or both shall be negotiated by the parties, and the Agreement and appropriate Exhibits shall be amended to reflect such approved Change Order. ALLTEL may, but is not obligated to, begin work on the Change Order until such time as Client and ALLTEL shall have reached an equitable adjustment to the cost and delivery schedule.

         11.2 Upon Client's written request, ALLTEL will make reasonable efforts to deliver an enhancement estimate within ten (10) business days after ALLTEL has received such request.

12.      Intellectual Property Rights.

         12.1 Ownership of Client Software. As of the Effective Date, and at all times thereafter, Client shall be the sole and exclusive owner of all rights, title, and interest in and to the Client Software, including, without limitation, all intellectual property and other rights with respect to the Client Software.

         12.2 Modifications to Client Software. Any writing or work of authorship, regardless of medium, created or developed by ALLTEL at Client's request in the course of performing the Services under this Agreement and relating to the Client Software or Client Provided Third Party Software including, but not limited to, software, source code, blueprints, diagrams, flow charts, specifications or functional descriptions, and specifically including any modifications, enhancements, interfaces (other than interfaces to the ALLTEL Software) (individually, a "Client Work") shall be deemed a "work for hire", and the sole and exclusive property of Client (except that no such writing or work of authorship relating to the Client Provided Third Party Software shall be a Client Work if the license agreement governing the Third Party Software prohibits the granting of such right). The term "Client Work" shall not include the ALLTEL Software, as well as any writing or work of authorship, regardless of medium, relating to or evidencing the ALLTEL Software. To the extent any Client Work is not deemed a "work for hire" under applicable law, ALLTEL hereby irrevocably assigns, transfers and conveys to Client all of its right, title and interest in such Client Work, including but not limited to, all rights of patent, copyright, trade secret, know-how and other proprietary and associated rights in such Client Work. ALLTEL agrees to execute such other documents or take such other actions as Client may reasonably request to perfect Client's ownership of any Client Work of which Client is granted ownership under this
Section 12.2. Subject to ALLTEL's obligations to Client under Section 20 hereof, the parties acknowledge that Client's ownership of any such Client Work shall not preclude ALLTEL from developing for other ALLTEL customers any work or works which are the same or substantially similar to a Client Work or Client Works.

         12.3 Ownership of ALLTEL Software. As of the Effective Date, and at all times hereafter, ALLTEL shall be the sole and exclusive owner of all right, title, and interest in and to the ALLTEL Software, including, without limitation, all intellectual property and other rights with respect to the ALLTEL Software and the accompanying ALLTEL Software user manuals and documentation. The parties acknowledge that this Agreement in no way limits or restricts ALLTEL and the ALLTEL Affiliates from developing or marketing on their own or for any third party in the United States or any other country the ALLTEL Software, as from time to time constituted (including, but not limited to, any modification, enhancement, interface, upgrade, change and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) without payment of any compensation to Client, or any notice to Client.

         12.4 Modifications to ALLTEL Software. Any writing or work of authorship, regardless of medium, created or developed by ALLTEL, Client, or any third party in the course of performing the Services under this Agreement and relating to the ALLTEL Software or ALLTEL Provided Third Party Software, including, but not limited to, any software, source code, blueprints, diagrams, flow charts, specifications or functional descriptions, and any modifications, enhancements, and interfaces (individually an "ALLTEL Work") shall not be deemed a "work for hire", but shall be owned solely and exclusively by ALLTEL (except that no such writing or work of authorship relating to the ALLTEL Provided Third Party Software shall be an ALLTEL Work if the license agreement governing the ALLTEL Provided Third Party Software prohibits the granting of such right). To the extent any ALLTEL Work for any reason is determined not to be owned by ALLTEL, Client hereby irrevocably assigns, transfers and conveys to ALLTEL all of Client's right, title, and interest in such ALLTEL Work, including, but not limited to, all rights of patent, copyright, trade secret, know-how, and or other proprietary and associated rights in such ALLTEL Work. Client shall execute such documents and take such other actions as ALLTEL may reasonably request to perfect ALLTEL's ownership of any such ALLTEL Work. Client agrees and acknowledges that ALLTEL and the ALLTEL Affiliates shall have the right to undertake parallel efforts to develop, market and make available for itself or any third party, without the consent of or compensation to Client, any interfaces, modifications, upgrades, enhancements or changes to the ALLTEL Software or any ALLTEL Provided Third Party Software without regard to whether such interfaces, modifications, upgrades, enhancements or changes may be the same as, substantially similar to, or different from ALLTEL Work, as long as such efforts are performed in accordance with ALLTEL's obligations to Client under Section 20 hereof.

13.      Audits.

         13.1 Client's Regulatory Audit. As reasonably requested by Client, ALLTEL shall cooperate with Client and its internal or external auditors for the purpose of Client's regulatory compliance at Client's facilities. Promptly following any such regulatory audit, whether conducted by Client's internal or external auditors, Client will instruct its auditors to conduct an exit conference with ALLTEL and to provide ALLTEL as soon thereafter as reasonably possible a copy of each report prepared as a result of such audit examination relating to data processing whether in draft or final form. In addition, Client will provide and instruct its external auditors to provide ALLTEL with a copy of that portion of each written report containing comments concerning ALLTEL or the Services performed by ALLTEL pursuant to this Agreement. Client shall reimburse ALLTEL as a Pass-Through Expense for any costs incurred by ALLTEL in cooperating with Client in connection with Client's audit (excluding services provided by the Base Staff).

         13.2 General Audit. ALLTEL agrees to keep such books and records (which books and records shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) and shall readily disclose Pass Through Expenses or hours related to Services performed on a time and materials basis billed or due under this Agreement and shall make them available for examination and audit by Client and its agents. When requested by Client, ALLTEL shall provide Client's personnel or agents with access during normal working hours (with reasonable notice and subject to ALLTEL's security and confidentiality processes and procedures) to ALLTEL's records necessary to effectuate Client's audit.

         13.3 Independent Audit. ALLTEL agrees that it shall, on an annual basis, procure an SAS 70 Type II audit from a reputable auditor of the controls placed on ALLTEL operations regarding all of the Services hereunder (excluding disaster recovery) and shall promptly provide a copy of the results of such audit to Client at no additional cost to Client. In the event such ALLTEL audit discloses that ALLTEL's controls or operations do not meet industry standards, ALLTEL shall promptly remedy any material inadequacy at ALLTEL's cost and expense. Subject to the confidentiality restrictions herein this Agreement, ALLTEL agrees Client may provide ALLTEL's audit report to federal regulatory agencies requesting such information and that ALLTEL shall cooperate, at Client's expense, in providing such additional information requested by federal regulatory agencies.

         13.4 Excluded Materials. Nothing in this Section 13 shall be construed to require ALLTEL to provide Client with access to any records of whatever kind which contain information pertaining to any person or entity other than Client. In the event that the records contain commingled information relating to Client and a person or entity other than Client, ALLTEL shall mask or take other appropriate steps to maintain the confidentiality of the information relating to such other person or entity.

14.      Dispute Resolution.

         14.1 Dispute Resolution Procedures. In the event a dispute arises between ALLTEL and Client with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, other than disputes regarding a party's compliance with the provisions of Section 20, such dispute shall be subject to the escalation procedures as set forth in this Section 14. If either party exercises its right to initiate the dispute resolution procedures under this Section 14, then during such procedure any time periods providing for termination of the Agreement or curing any material breach under
Section 19 shall be automatically suspended. At such time as the dispute is resolved, interest at a rate equal to the lesser of: (i) the prime rate plus one and one half (1 1/2%) per annum published in the Wall Street Journal on the first Monday (or next bank business day) following the due date, or (ii) the highest rate permitted by law, in each case, for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or credited) in settlement of the dispute.

         14.2 Claims Procedures. If any party shall have any dispute with respect to the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, that party (through the ALLTEL Account Manager or the Executive Liaison, as the case may be) shall provide written notification to the other party (through the ALLTEL Account Manager or the Executive Liaison, as the case may be) in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within fourteen (14) Days from the date of receipt of the claim document. The party filing the claim shall have an additional fourteen (14) Days after the receipt of the response to either accept the resolution offered by the other party or request implementation of the procedures set forth in Section 14.3 (the "Escalation Procedures"). Failure to meet the time limitations set forth in this Section shall result in the implementation of the Escalation Procedures.

         14.3     Escalation Procedures.

                  (a) Each of the parties agrees to negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved following the claim resolution procedures described in Section 14.2. To this end, each party agrees to escalate any and all unresolved disputes or claims in accordance with
Section 14.3(b) before taking further action.

                  (b) If the negotiations conducted pursuant to Section 14.2 do not lead to resolution of the underlying dispute or claim to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that he/she desires to elevate the dispute or claim to the President, Financial Services division of ALLTEL and a an executive officer of Client who is a direct report to the president of Client for resolution. Upon receipt by the other party of such written notice, the dispute or claim shall be so elevated and the President, Financial Services division of ALLTEL and a an executive officer of Client who is a direct report to the President of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

         14.4 No claims to be resolved under this Section 14 may be made more than two (2) years after the date by which the fault or failure was or should reasonably have been discovered; failure to make such a claim within the two (2) year period shall forever bar the claim.

         14.5 If the negotiations conducted pursuant to Section 14.2 and 14.3 do not lead to resolution of the underlying dispute or claim to the satisfaction of a party involved in such negotiations, then either party may bring an action in a court of competent jurisdiction in the jurisdiction described in Section 22.5 herein.

         14.6 Unless ALLTEL is bringing an action for Client's failure to make timely and complete payments to ALLTEL for Services not otherwise in dispute under Section 14, ALLTEL will continue to provide Services under this Agreement, and Client will continue to make payments to ALLTEL in accordance with this Agreement, during the dispute resolution procedures described in this Section 14.

15.      Limitation of Liability.

         (a) ALLTEL's liability for any breach of any claim or cause of action whether based in contract, tort or otherwise which arises under or is related to this Agreement shall be limited to Client's direct damages (other than the Adverse Conversion Event Credit pursuant to Section 7 of Exhibit B hereto), which under no circumstances shall exceed eleven million dollars ($11,000,000.00). In no event, other than the Adverse Conversion Event Credit pursuant to Section 7 of Exhibit B hereto, shall either party be liable for indirect, special, punitive, incidental or consequential damages, including, without limitation, loss of profits or business, of any kind whatsoever whether or not such party has been advised of the possibility of such damages. The limitation in this Section 15(a) shall not apply to Section 12.13 (Attorneys
Fees) or to any amounts payable by Client to a third party which are indemnified by ALLTEL pursuant to Section 16.2 herein.

         (b) ALLTEL shall have no liability, express or implied, whether arising under contract, tort or otherwise which results directly or indirectly from the internal operations and performance of any Client Software and/or Client Provided Third Party Software or hardware or any enhancement, development or maintenance of any such Client Software and/or Client Provided Third Party Software. ALLTEL will continue to perform the Services, except to the extent that the internal operations and performance of such Client Software and/or Client Provided Third Party Software prevents such performance of the Services. In such event, ALLTEL will use its reasonable best efforts to implement an appropriate "work around" so as to minimize any material adverse effect to Client.

16.      Indemnification.

         16.1 Personal Injury and Property Damage. Each party shall indemnify, defend and hold harmless the other and its officers, directors, employees, affiliates (including, where applicable, the ALLTEL Affiliates and Client Affiliates), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified party or on account of personal injury or death resulting from the actions or inactions of any employee, agent or subcontractor of the indemnifying party insofar as such damage arises out of or in the course of fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying party, its employees, agents or subcontractors. ALLTEL agrees that regardless of a determination that the ALLTEL Staff are employees or agents of Client under any legal theory, ALLTEL Staff shall be employees of ALLTEL for purposes of indemnification of Client under this Section 16.

         16.2 Infringement of ALLTEL Software, ALLTEL Provided Third Party Software or the Services. ALLTEL shall defend at its own expense, any claim or action brought by any third party against Client or against its officers, directors, employees, Client Affiliates, and agents for actual or alleged infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the ALLTEL Software, ALLTEL Provided Third Party Software or the Services furnished hereunder by ALLTEL. ALLTEL further agrees to indemnify and hold Client and the Client affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client and the Client Affiliates. ALLTEL shall have the sole right to conduct and control the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. ALLTEL shall give Client, and Client shall give ALLTEL, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against ALLTEL or Client, as appropriate, or any other user or any supplier of components of the ALLTEL Software or ALLTEL Provided Third Party Software covered hereunder, which could have an adverse impact on Client's use of same, provided ALLTEL or Client, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the ALLTEL Software (or any component thereof), the ALLTEL Provided Third Party Software (or any component thereof) or work product resulting from the Services ("ALLTEL Work Product") is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, ALLTEL deems it advisable to do so, ALLTEL shall at its sole option take one or more of the following actions at no additional cost to
Client: (a) procure the right to continue the use of the same without material interruption for Client; (b) replace the same with non-infringing software that meets the specifications identified in the Service Attachment; (c) modify said ALLTEL Software, ALLTEL Provided Third Party Software, or ALLTEL Work Product (to the extent permitted by such third party) so as to be non-infringing, provided that the ALLTEL Software, ALLTEL Provided Third Party Software, or ALLTEL Work Product as modified meets all of the specifications, or (d) take back the infringing ALLTEL Software or ALLTEL Provided Third Party Software and credit Client with an amount equal to ALLTEL's then current list price less straight line depreciation for the amount of time used by Client over a five (5) year depreciation time schedule. The parties agree that regardless of a determination that (i) the ALLTEL Staff are employees or agents of Client under any legal theory, ALLTEL Staff shall be employees of ALLTEL for purposes of indemnification of Client under this Section 16 and (ii) the personnel of Client are employees or agents of ALLTEL under any legal theory, the Client personnel shall be employees of Client for purposes of indemnification of ALLTEL under this Section 16. The foregoing represents the sole and exclusive remedy of Client with regard to any of the above infringements or alleged infringements.

         16.3 Infringements of Client Software, Client Provided Third Party Software, or Client Resources. Client shall defend at its own expense, any claim or action brought by any third party against ALLTEL or against its officers, directors, employees, ALLTEL Affiliates, and agents for actual or alleged infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Client Software, Client Provided Third Party Software, or Client Resources furnished hereunder by Client. Client further agrees to indemnify and hold ALLTEL and the ALLTEL Affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by ALLTEL and the ALLTEL Affiliates. Client shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. Client shall give ALLTEL, and ALLTEL shall give Client, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against ALLTEL or Client, as appropriate, or any other user or any supplier of components of Client Software, Client Provided Third Party Software, or Client Resources covered hereunder, which could have an adverse impact on ALLTEL's use of same, provided ALLTEL or Client, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of Client Software (or any component thereof), or the Client Provided Third Party Software (or any component thereof), or Client Resources (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, Client deems it advisable to do so, Client shall at is sole option take one or more of the following actions at no additional cost to ALLTEL: (a) procure the right to continue the use of the same without material interruption for ALLTEL; (b) replace the same with non-infringing software or Client Resource that meets the specifications identified in the Service Attachment; (c) modify said Client Software, Client Provided Third Party Software, or Client Resource (to the extent permitted by such third party) so as to be non-infringing, provided that Client Software, Client Provided Third Party Software, or Client Resource as modified meets all of the specifications; or (d) relieve ALLTEL of its obligation to use such Client Software, Client Provided Third Party Software, or Client Resource to perform the applicable Services hereunder. The foregoing represents the sole and exclusive remedy of ALLTEL with regard to any of the above infringements or alleged infringements.

         16.4 Employee Matters Indemnification. Client and ALLTEL shall indemnify, defend and hold harmless the other and its officers, directors, employees, affiliates (including, Client Affiliates and ALLTEL Affiliates), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with (i) ALLTEL's breach of Section 22.1(b) and Client's breach of Section 22.1(b) (ii) as a result of ALLTEL Staff or Client personnel claims or demands regarding any of the employee compensation matters identified in Section 22.1(b), (iii) on account of ALLTEL Staff or Client personnel claims under any federal, state or local employment laws, including, but not limited to, workers compensation and employment discrimination or (iv) ALLTEL's Staffs' or Client personnel's negligence, gross negligence, intentional conduct or breach of statutory duty. The parties agree that regardless of a determination that the ALLTEL Staff are employees or agents of Client or that the Client personnel are employees of ALLTEL under any legal theory, the ALLTEL Staff shall be employees of ALLTEL and the Client personnel shall be employees of Client for purposes of indemnification by each party of the other under this Section 16.

         16.5 Violation of Law Indemnification. Each party shall indemnify, defend and hold harmless the other and its officers, directors, employees, affiliates (including, where applicable, the ALLTEL Affiliates and Client Affiliates), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with the indemnifying party, or its employees or agents, breach of any applicable federal, state or local law, and in the case of ALLTEL, a violation of its warranty under Section 21.1 herein.

17. Force Majeure, Time of Performance and Increased Costs and Error Correction.

         17.1 Force Majeure. Neither party shall be held liable for any delay or failure in performance of all or a portion of the Services of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, government regulations, government agencies, delay or failure to receive any required government approvals, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts affecting facilities unusually severe weather conditions, or transportation facilities, or acts or omissions of transportation carriers, or delays associated with visa, immigration and/or custom problems (the "Affected Performance"). Upon the occurrence of a condition described in this Section 17.1, the party whose performance is affected shall give written notice to the other party describing the Affected Performance, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition, including, without limitation, implementing the disaster recovery services. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the force majeure events and recommence the Affected Performance. In the event the delay caused by the force majeure event lasts for a period of more than thirty (30) days, the parties shall negotiate an equitable modification to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable modification within fifteen (15) days after such thirty (30) day period has expired, then either party shall be entitled to serve thirty (30) days' notice of termination on the other party with respect to only such Affected Performance. If the Affected Performance is continuing upon the expiration of such thirty (30) day notice period the portion of this Agreement relating to the Affected Performance shall automatically terminate. The remaining portion of the Agreement that does not involve the Affected Performance shall continue in full force and effect. In such event ALLTEL shall be entitled to be paid for that portion of the Affected Performance for which it has completed or in the process of completing through the termination date.

         17.2 Time of Performance and Increased Costs. ALLTEL's time of performance with respect to Services performed under this Agreement shall be adjusted, if and to the extent reasonably necessary, in the event that the following events materially affect ALLTEL's ability to perform hereunder (a) Client fails to timely submit data or materials in the prescribed form or in accordance with the requirements of this Agreement, (b) Client fails to perform on a timely basis, the functions or other responsibilities of Client described in this Agreement, (c) there occurs an Affected Performance condition which prevents timely performance, (d) Client or any governmental agency authorized to regulate or supervise Client makes any special request which affects ALLTEL's normal performance schedule, (e) Client fails to provide any Client Resources called for by this Agreement, (f) Client materially changes the priorities of the ALLTEL Staff, or (g) any Client Provided Third Party Software, Client Software or Client Resource does not materially perform in accordance with its specifications and, in each case, the same is necessary for ALLTEL's performance hereunder. In addition, if any of the above events occur, and such event will result in an increased cost to ALLTEL for providing the affected Service, ALLTEL shall so advise Client and Client may either pay any and all of such increased costs to ALLTEL or relieve ALLTEL of its responsibilities hereunder. ALLTEL agrees that in the event it fails to meet the performance standard identified in Exhibit D that Client shall receive such relief as provided therein.

         17.3 Error Correction. Client will carefully review and inspect all reports prepared by ALLTEL, to balance promptly to the appropriate control totals. Client shall to promptly notify ALLTEL of any erroneous control totals. If Client fails to so notify ALLTEL (a) within five (5) days after Client's receipt of daily reports, (b) within fifteen (15) days after Client's receipt of monthly reports, and (c) within sixty (60) days after Client's receipt of yearly reports, in each case, of such erroneous control totals, Client shall have waived its rights in respect of such error and assumed all risks in respect thereof, provided however, that ALLTEL shall not be relieved of its obligations to correct such error, once notified, for on-going processing. In the event of any erroneous control totals caused by ALLTEL, ALLTEL shall correct such error and , upon request by Client and after exhausting other reasonably available techniques for correction, re-run any affected billing cycle at no additional cost to Client.

18.      Notices.

         18.1 Notices. Except as otherwise provided under this Agreement or in the Exhibits, all notices, demands or requests which may be given by any party to the other party shall be in writing and shall be deemed to have been duly given when received, written notice may be delivered in person, or sent via telefax, United States mail or internationally recognized courier service, and addressed as set forth below:

If to ALLTEL:
                           ALLTEL Information Services, Inc.
                           4001 Rodney Parham Rd
                           Little Rock, AR 72212
                           Attn:  President, Financial Services Division

With a copy to:   Attn: General Counsel

If to Client:              Bank of Oklahoma, NA
                           Bank of Oklahoma Tower
                           P.O. Box 2300
                           Tulsa, Oklahoma  74192
                           Attn:  Chief Information Officer

With a copy to:   Frederic Dorwart, Lawyers
                           124 E. 4th Street
                           Tulsa, Oklahoma 74103
                           Attn:  BOKF General Counsel

         18.2 Change of Address. The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.

19.      Termination.

         19.1 Termination. This Agreement, except as otherwise provided in this Agreement, will continue in effect until the Expiration Date (unless otherwise extended for the Extension Period). This Agreement, including all Exhibits, may be terminated by the permitted party giving written notice to the other party in accordance with Section 18.1 and the applicable provisions of this Section. The effective date of any such termination, pursuant to this Section 19 (Termination) or Section 7 (Mergers or Acquisitions), shall be the Termination Date ("Termination Date") and such date shall be the Expiration Date in the event this Agreement is so terminated. Nothing in this Section 19.1 shall prohibit Client from entering into an Extension Period in accordance with
Section 4, Term.

         19.2 Termination Upon ALLTEL's Material Breach. In the event of the material breach by ALLTEL of any provision of this Agreement, Client shall give ALLTEL written notice, and:

                  (a) If such breach is for ALLTEL's breach of its obligations under Section 20 with respect to Client's Confidential Information, which, in the reasonable judgment of Client, materially and adversely affects Client, ALLTEL shall cure the breach within fifteen (15) days after such notice. If ALLTEL does not cure such breach by such date, or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within fifteen (15) days, Client may, at its sole option, elect to terminate this Agreement by giving written notice of such election to ALLTEL and seek any damages allowed by law or in equity except to the extent specifically limited herein.

                  (b) If such breach is for any other failure by ALLTEL to perform in accordance with this Agreement which, in the reasonable judgment of Client, materially and adversely affects Client, ALLTEL shall cure such breach within thirty (30) days after the date of such notice. If ALLTEL does not cure such breach within such period, or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within thirty (30) days, then Client may, at its sole option, elect to terminate this Agreement by giving written notice of such election to ALLTEL which date shall constitute the Termination Date and seek any damages allowed by law or in equity except to the extent specifically limited herein.

                  (c) The failure of Client to exercise any right to elect to terminate this Agreement shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

         19.3 Termination Upon Client's Material Breach. In the event of the material breach by Client of any provision of this Agreement, ALLTEL shall give Client written notice, and:

                  (a) If such breach is for Client's breach of its obligations under Section 20 with respect to ALLTEL's Confidential Information, which, in the reasonable judgment of ALLTEL, materially and adversely affects ALLTEL, Client shall cure the breach within fifteen (15) days after such notice. If Client does not cure such breach by such date, or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within fifteen (15) days, ALLTEL may, at its sole option, elect to terminate this Agreement by giving written notice of such election to Client and seek any damages allowed by law or in equity.

                  (b) If such breach is for Client's non-payment of amounts (except for those held in escrow pursuant to Section 3 herein) due ALLTEL under this Agreement, Client shall cure the breach within thirty (30) days after such notice. If Client does not cure such breach by such date, ALLTEL may, at its sole option, elect to terminate this Agreement by giving written notice of such election to Client, which shall constitute the Termination Date and seek any damages allowed by law or in equity. Client's payment of or agreement to pay interest on any amount past due shall in no way limit or prohibit ALLTEL's right to terminate this Agreement in accordance with this Section.

                  (c) If such breach is for any other failure by Client to perform in accordance with this Agreement which, in the reasonable judgment of ALLTEL, materially and adversely affects ALLTEL, ALLTEL may give notice of the breach and Client shall cure such breach within ninety (90) days after the date of such notice. If Client does not cure such breach within such period or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within ninety (90) days, then ALLTEL may, at its sole option, elect to terminate this Agreement by giving written notice of such election to Client which date shall constitute the Termination Date and seek any damages allowed by law or in equity.

                  (d) The failure of ALLTEL to exercise any right to elect to terminate this Agreement shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

         19.4     Termination by Client for Convenience; Insolvency.

                  (a) Client may, at any time during the Term, terminate this Agreement for any reason, or no reason, by providing ALLTEL written notice of termination, such termination (a "Termination for Convenience"). The Termination for Convenience shall be effective at the date specified by Client in the Termination for Convenience notice, but in no event sooner than one-hundred and eighty (180) days after to the date of such Termination for Convenience Notice. In the event Client exercises it right to Termination for Convenience, Client agrees to pay ALLTEL a termination fee based on the remaining unused Term of this Agreement, the amount to be determined by multiplying the Monthly Base Fees by fifty percent (50%) times the remaining months of the Term, plus any of the Pass Through Expenses which have been incurred up to the date of termination and any unavoidable third party expenses existing on ALLTEL's books at the date of ALLTEL's receipt of Client's written notice of termination

                  (b) Client has the right to terminate this Agreement, with no cost or penalty other than payment for services rendered, in the event ALLTEL or any ALLTEL Affiliate which performs a significant part of the Services, (i) terminates or suspends its business, (ii) becomes subject to any bankruptcy or insolvency proceedings under Federal or state statute, (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority or (iv) has liquidated, voluntarily or otherwise.

         19.5     Termination by Client for Merger.

                  (i) If ALLTEL receives one-hundred and eighty (180) days prior written notice of Client's exercise of the Merger Early Termination Option (as defined in Section 7.3) in the first thirteen (13) months following the Effective Date of this Agreement, ALLTEL may charge Client a termination fee based on the remaining unused Term of this Agreement, the amount to be determined by multiplying the Monthly Base Fees by twenty five percent (25%) times the remaining months of the Term, plus any of the Pass Through Expenses which have been incurred up to the date of deconversion and any unavoidable third party expenses existing on ALLTEL's books at the date of ALLTEL's receipt of Client's written notice of termination.

                  (ii) If ALLTEL receives written notice of Client's exercise of the Merger Early Termination Option in the fourteenth (14th) through the eighty-fourth (84th) month following the Effective Date of this Agreement, ALLTEL may charge Client a termination fee based on the remaining unused Term of this Agreement, the amount to be determined by multiplying the Monthly Base Fees by fifty percent (50%) times the remaining months of the Term, plus any of the Pass Through Expenses which have been incurred up to the date of deconversion and any unavoidable third party expenses existing on ALLTEL's books at the date of ALLTEL's receipt of Client's written notice of termination.

                  (iii) If ALLTEL receives written notice of Client's exercise of the Merger Early Termination Option in the eighty-fifth (85th) through the ninety-seventh (97th) month following the Effective Date of this Agreement, ALLTEL may charge Client a termination fee based on the remaining unused Term of this Agreement, the amount to be determined by multiplying the Monthly Base Fees by twenty five (25%) times the remaining months of the Term, plus any of the Pass Through Expenses which have been incurred up to the date of deconversion and any unavoidable third party expenses existing on ALLTEL's books at the date of ALLTEL's receipt of Client's written notice of termination. The Merger Early Termination Option must be exercised within six (6) months after the merger occurs.

         19.6 Return of Material; Deconversion Assistance. Within thirty (30) days after the Termination Date, ALLTEL, at ALLTEL's sole cost and expense, will return all material and property owned by Client and the Client Affiliates, as well as all material and property of a proprietary nature involving Client and the Client Affiliates. In addition, upon Client's request, ALLTEL shall provide to Client copies of Client's customer data files (includes customer information files, account master files and transaction history files) and associated documentation, including file layouts and field descriptions, records and programs on magnetic media, or to destroy Client's data files, records and programs in its possession and to certify promptly to Client as to the completed destruction of these materials. In addition, ALLTEL will provide the deconversion assistance in accordance with Exhibit K herein. Unless Client has exercised the In-House Option in Section 4, within thirty (30) days after the earlier of (i) the Termination Date or (ii) expiration of the Term (unless either (i) or (ii) are extended by the Extension Period, in which case at the end of the Extension Period), Client will return all ALLTEL Software, including without limitation the Service Delivery Software and ACBS Software, documentation and other ALLTEL Confidential Information to ALLTEL or destroy all of such ALLTEL Software, documentation and ALLTEL Confidential Information and provide written certification of such destruction to ALLTEL.

         19.7 Equipment; Software. In the event that there occurs a termination of this Agreement in accordance with Section 19.2, Client has the right, but not the obligation, to purchase any or all of the ALLTEL-owned Client-dedicated equipment or stand alone Third Party Software which is located in the Local Offices that ALLTEL uses in order to perform the Services at a price equal to ALLTEL's book value for such equipment which shall be payable by Client to ALLTEL on the Termination Date. In the event that there occurs a termination of this Agreement in accordance with Sections 19.3, ALLTEL has the right, but not the obligation, to require Client to purchase any or all of the ALLTEL-owned Client-dedicated equipment which is located in the Local Offices that ALLTEL uses in order to perform the Services at a price equal to ALLTEL's book value for such equipment which shall be payable by Client to ALLTEL on the Termination Date. In the event there occurs the expiration of the Term, Client has the right, but not the obligation, to purchase some (but not all) of ALLTEL's owned dedicated equipment which is located in the Local Offices that ALLTEL uses in order to perform the Services at a price equal to ALLTEL's book value for such equipment, or to purchase all (but not some) of ALLTEL's owned dedicated equipment which is located in the Local Offices that ALLTEL uses in order to perform the Services at a price equal to ALLTEL's book value for such equipment, in each case, payable by Client to ALLTEL on the Termination Date. Any sales by ALLTEL of equipment under this Section shall be made only in those situations where ALLTEL is permitted to do so by the relevant third party agreements and only on a "where is as is" basis without any warranty by ALLTEL to Client whatsoever, except that ALLTEL shall make available to Client the benefit of any warranties from the applicable equipment manufacturers to the extent ALLTEL is contractually permitted to do so by such equipment manufacturer. ALLTEL agrees that any ALLTEL Provided Third Party Software licenses which are purchased solely for the benefit of Client hereunder shall either be (i) licensed in the name of Client and fully usable or transferable to Client upon termination of this Agreement or (ii) licensed in the name of ALLTEL and fully transferable to Client upon termination. ALLTEL agrees that in the event of termination ALLTEL shall promptly assign any such licenses to Client upon termination. ALLTEL will make reasonable efforts to negotiate licenses which can be assigned or otherwise transferred to Client at no charge. Client acknowledges that third party software vendors may require additional payments from Client as a result of differences in the use of the third party software by Client.

         19.8 Survival Upon Expiration or Termination. The provisions of Sections 4 (Term), 14 (Dispute Resolution), 15 (Limitation of Liability), 16 (Indemnification), 18 (Notices), 19 (Termination), 20 (Confidentiality), 22.5 (Governing Law; Forum Selection; Consent to Jurisdiction), and 22.12 (Taxes), and any other provisions which by their terms should reasonably survive termination, shall survive the Termination Date of this Agreement, unless otherwise agreed to in writing by both parties.

         19.9 Offer of Employment. For three (3) months prior to the Termination Date, Client may offer employment to the employees of ALLTEL, excluding the ALLTEL Account Manager. Except as specifically set forth in this Section 19 and
Section 4.2, Client and ALLTEL agree not to solicit or offer employment, directly or indirectly (including, without limitation, through the use of any third party) to any employee of the other without the prior written consent of the other.

20.      Confidentiality.

         20.1 Confidentiality Obligation. All information disclosed by Client or ALLTEL to the other during the negotiations and the Term (as well as any Extension Period) ("Confidential Information") (a) shall be deemed the property of the disclosing party, (b) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and (c) shall be protected by the receiving party in accordance with the terms of this
Section 20. "Confidential Information" shall also include all "non-public personal information" as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the "GLB Act"), as the same may be amended from time to time, that ALLTEL receives from or at the direction of Client and that concerns any of Client's "customers" and/or "consumers" (as defined in the GLB Act).

         20.2 Non-Disclosure Covenant. Except as set forth in this Section, the parties agree that they shall not disclose any Confidential Information of the other party, in whole or in part, including derivations, to any third party. If the parties agree to a specific nondisclosure period for a specific document, the disclosing party shall mark the document with that nondisclosure period. Confidential Information shall be held in confidence by the receiving party and its employees, contractors, subcontractors, Affiliates, or agents and shall be disclosed to only those of the receiving party's employees, contractors, subcontractors, Affiliates or agents who have a need for it in connection with the administration and implementation of this Agreement. The receiving party shall cause such contractors, subcontractors, Affiliates, or agents to execute confidentiality agreements that contain terms which are consistent with this
Section 20.

         20.3 Exceptions. Confidential Information shall not be deemed proprietary and the receiving party shall have no obligation with respect to any such information which:

                  (a) is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

                  (b) was rightfully known by the receiving party prior to disclosure and the receiving party was not under a duty of non-disclosure;

                  (c) was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information;

                  (d) is approved for release by written authorization of the disclosing party;

                  (e) is publicly disclosed pursuant to a requirement or request of a governmental agency or disclosure is required by operation of law; or

                  (f) is furnished to a third party by the disclosing party owning the Confidential Information without a similar restriction on the third party's rights.

         The parties acknowledge that without in any way lessening the proprietary nature of a party's Confidential Information, either party in accordance with the terms and conditions of this Agreement shall be free at any time to develop the same or similar Confidential Information independently of disclosure by the transmitting party.

         20.4     Confidentiality of this Agreement; Protective Arrangements.

                  (a) The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those individuals with a need to know the contents of this Agreement. In no event may this Agreement be reproduced or copies shown to any third parties (exclusive of contractors, subcontractors and agents who have a need for it) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event Client and ALLTEL agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances. The parties further agree to seek commercial confidential status for this Agreement with any regulatory commission with which this Agreement must be filed, to the extent such a designation can be secured.

                  (b) In addition, each party agrees to give notice to the other parties of any demands to disclose or provide Confidential Information received from the other or any third party under lawful process prior to disclosing or furnishing Confidential Information, and agrees to cooperate in seeking reasonable protective arrangements requested by the other party. In addition, any party may disclose or provide Confidential Information of the other party requested by a government agency having jurisdiction over the party; provided that the party uses its reasonable best efforts to obtain protective arrangements satisfactory to the party owning the Confidential Information. The party owning the Confidential Information may not unreasonably withhold approval of protective arrangements.

                  (c) The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public and will obtain prior written approval of the other party before such release is made.

         20.5 Injunctive Relief. The parties recognize and acknowledge that the ascertainment of damages in the event of its breach of any provision of this
Section 20 would be difficult, and the parties agree that, in addition to all other remedies they may have, the non-breaching party shall have the right to injunctive relief if there is such a breach.

21.      Other Representations, Warranties and Covenants.

         21.1 Licenses and Permits and Compliance with Laws. ALLTEL and Client represent and warrant that they shall each secure and maintain in force all licenses and permits required of it and its employees in the performance of its respective obligations under this Agreement, and each party shall conduct its business and otherwise be in full compliance with all federal laws, ordinances and regulations applicable to its business. ALLTEL further agrees that it shall provide the Services in full compliance with all federal laws, ordinances and regulations applicable to the Customer's business including, but not limited to, those of the Officer of the Comptroller of the Currency and the FDIC, at no additional cost. Client will make ALLTEL aware of any applicable local or state rules or regulatory requirements that have requirements different than those of federal rules or regulations. ALLTEL agrees to make any changes required by such state or local requirements provided that Client pays any reasonable incremental costs associated with ALLTEL's increased compliance effort.

         21.2 No Interference with Contractual Relationship. Each party warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent it from entering into this Agreement. Client and ALLTEL each further warrant to the other that entering into this Agreement shall not cause or induce it to breach any of its other contractual obligations.

         21.3 Covenant of Good Faith. Each of the parties agree that, in its respective dealings with each other party arising out of or related to this Agreement, it shall act fairly and in good faith.

         21.4     Authorization and Effect.

                  (a) The execution and delivery by ALLTEL of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of ALLTEL. This Agreement has been duly executed and delivered by ALLTEL and, assuming the due execution and delivery of this Agreement by Client, constitutes a valid and binding obligation of ALLTEL, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditor's rights generally, and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.

                  (b) The execution and delivery by Client of this Agreement and the fulfillment of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Client. This Agreement has been duly executed and delivered by Client and, assuming the due execution and delivery of this Agreement by ALLTEL, constitutes a valid and binding obligation of Client, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditor's rights generally, and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.

         21.5 Business Practices. Neither Client or any of Client's directors, officers, agents, employees or other persons associated with or acting on behalf of Client has made or give any payments or inducements, directly or indirectly, to any Government officials in the jurisdictions in which Client conducts business in connection with any opportunity, agreement, license, permit, certificate, consent, order, approval, waiver or other authorization relating to the business of Client, except for such payments or inducements as were lawful under the written laws, rules and regulations of such jurisdictions. Neither Client nor any of Client's directors, officers, agents, employees or other persons associated with or acting on behalf of Client: (a) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any Government official or employee from corporate funds;
(c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, unlawful rebate, pay off, influence payment, kickback or other unlawful payment in connection with the business of Client.

         21.6 ALLTEL Software. ALLTEL represents and warrants to Client that the ALLTEL Software shall perform in all material respects with its documentation and specifications and that the ALLTEL Software shall not contain or receive from ALLTEL's data transmission via modem or any other ALLTEL medium any virus, worm, trap door, back door, timer, clock, counter or other limiting routine, instruction or design that would erase data or programming or cause the ALLTEL Software to become inoperable or incapable of being used in the full manner for which is was designed or created and for which it is licensed under this Agreement.

         21.7 Client Software. Client represents and warrants to ALLTEL that the Client Software shall perform in all material respects with its documentation and specifications.

         21.8 Professional and Workmanlike. Each party represents and warrants to the other that they shall perform their respective personnel obligations under this Agreement, including Exhibits, in a professional and workmanlike manner.

         21.9 No Additional Representations or Warranties. Except as provided in this Agreement, ALLTEL IS MAKING NO representation or warranty of any kind, express, implied or statutory, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, and CLIENT AGREES THAT all such other representations and warranties that are not provided in this agreement are hereby excluded and disclaimed.

22.      Miscellaneous.

         22.1 Independent Contractor. It is agreed that ALLTEL is an independent contractor and that:

                  (a) Client Supervisory Powers. Client has no power to supervise, give directions or otherwise regulate ALLTEL's operations or its employees.

                  (b) Employees of the Parties. ALLTEL and Client shall be solely responsible for the payment of their respective employees' compensation and benefits including employment taxes, any similar taxes associated with employment, withholding of federal, state or local taxes imposed on wages (including income tax, FICA and FUTA), deductions for social security, contributions for unemployment compensation funds, and all other regulations governing such matters. ALLTEL and Client each warrant that it will comply with all other applicable federal, state or local laws or regulations applicable to an employer regarding compensation, hours of work or other conditions of employment, including those applicable to minimum wage and overtime wages. Neither parties' employees shall not be entitled to participate in or receive benefits under any programs which are maintained for their respective employees, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits.

                  (c) Relationship. The parties declare and agree that each party is engaged in a business which is independent from that of the other party and each party shall perform its obligations as an independent contractor. Neither party is an agent of the other party and has no authority to represent the other party as to any matters, except as authorized herein.

         22.2 Assignment. Neither party shall assign, delegate, or otherwise convey or transfer (by operation of law or otherwise) (the "Assignment") its rights, interests or obligations under this Agreement to any person or entity without the prior written consent of the other party, except (a) that Client may assign, delegate, or otherwise convey or transfer its rights, interests or obligations under this Agreement to any entity other than a Competitor of ALLTEL which succeeds to all, or substantially all the stock or assets of Client or BOK Financial Corporation whether by way of merger, acquisition or otherwise or to a Client Affiliate upon notice to, but not upon prior written consent of, (and at no additional charge) ALLTEL, and (b)ALLTEL may assign, delegate, or otherwise convey or transfer its rights, interests or obligations under this Agreement to any ALLTEL Affiliate existing upon the Effective Date of this Agreement (notwithstanding Section 1.1(a)) and not otherwise the party to an acquisition or merger, the result of which is to effect the Assignment of this Agreement by ALLTEL to a third party) upon notice to, but not upon prior written consent of, Client. All obligations and duties of any party under this Agreement shall be binding on all successors in interest and permitted assigns of such party. ALLTEL may subcontract performance of this Agreement so long as it remains primarily responsible for performance of the duties and obligations hereunder and so long as such subcontracting effort is not in an effort to circumvent Client's right to approve assignment of this Agreement as provided above. If the other party consents to the Assignment, the proposed assignee or transferee shall, upon completion of the Assignment, automatically succeed to the corresponding rights, interests, and obligations of the assigning and transferring party and shall be a successor of such party for purposes of this Agreement.

         22.3 Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the parties under this Agreement or any Exhibit.

         22.4 Third Party Beneficiaries. Except with regard to Client Affiliates who receive Services pursuant to this Agreement who are hereby deemed third party beneficiaries, the provisions of this Agreement are for the benefit of the parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

         22.5 Governing Law; Forum Selection; Consent of Jurisdiction. This Agreement will be governed by and construed under the laws of the State of Oklahoma, USA, without regard to principles of conflict of laws. All such judicial proceedings shall be litigated, if at all, exclusively in a United States District Court in the State of Nebraska and, if necessary, the corresponding appellate courts. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Nebraska, with respect to such judicial proceedings. Each party also agrees not to bring any action or proceeding arising out of or relating to such judicial proceeding in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or to other security that might be required of any party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served in care of the process agent at the address set forth in Section 18 above. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         22.6 Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

         22.7 Construction. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

         22.8 Entire Agreement. This Agreement, including the Exhibits attached hereto and the agreements referenced herein constitute the entire Agreement between the parties, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings related thereto.

         22.9 Amendments and Waivers. This Agreement may be amended only by written agreement signed by duly authorized representatives of each party. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. No course of dealing shall be deemed to amend the Agreement in the absence of any writing signed by duly authorized representatives of each party.

         22.10 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

         22.11 Education and Training. ALLTEL will make available to Client and its personnel, its standard application software training courses which are generally held in Little Rock, Arkansas, in accordance with ALLTEL's education and training department schedule, a current copy of which will be provided to Client upon request. During the Term of the Agreement, Client shall have up to twenty (20) seats of one (1)-week duration during the first year of the Term and commencing upon the second year of the Term and thereafter, on an annual basis, Client shall have up to five (5) seats of one (1)-week duration each, included as part of the Base Fee. Client may not carry forward any unused seats from one year to the next. For any additional training courses, Client personnel may attend such courses that are generally offered by ALLTEL to its customers upon payment of ALLTEL's then current standard published course fee in advance. Client acknowledges that Client shall be bound by the then current cancellation policies, procedures, deadlines, and fees in the event of a cancellation if applicable. Client shall be responsible for all travel, lodging, and other out-of-pocket expenses for Client personnel attending such courses. Client acknowledges that enrollment of Client personnel in any courses offered by ALLTEL shall be subject to normal space availability requirements and compliance with ALLTEL's standard registration and enrollment deadlines and procedures. Client also will complete any and all class prerequisites prior to attending class.

         22.12 Taxes. All charges and fees to be paid by Client under this Agreement are exclusive of any applicable withholding, sales, use, value added, excise, services or other United States or foreign tax which may be assessed on the provision of the Services. In the event that a withholding, sales, use, value added, excise, services or other United States or foreign tax is assessed on the provision of any of the Services provided to Client under this Agreement, Client will pay directly, reimburse or indemnify ALLTEL for such taxes, as well as any applicable interest, penalties and other ALLTEL fees and expenses. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

         22.13 Attorney Fees. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

         22.14. Insurance. During the Term, ALLTEL shall obtain and maintain, and require any subcontractors performing Services pursuant to the terms of this Agreement to obtain and maintain, at ALLTEL' or its subcontractor's expense, until the end of the Term, insurance of the types and in the amounts set forth below:


         (a) statutory workers' compensation in accordance with all international, foreign, federal, state and local requirements;

         (b) employer's liability insurance in an amount not less than $500,000 per occurrence, covering bodily injury by accident or disease, including death;

         (c) commercial general liability in an amount not less than $1,000,000;

         (d) comprehensive automobile liability covering all vehicles that ALLTEL owns, hires or leases in an amount not less than $1,000,000 (combined single limit for bodily injury and property damage); and

         (e) professional errors and omissions liability insurance in an amount of not less than $3,000,000 per occurrence for liability arising out of any negligent act, error, mistake or omission of ALLTEL or any subcontractors performing Services pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties, acting through their authorized officers, have caused this Agreement to be duly executed and delivered as of the date first above written.


                                            ALLTEL INFORMATION SERVICES, INC.


                                            By:      ________________________

                                            Name: ___________________________

                                            Title:  _________________________


                                            BANK OF OKLAHOMA, NA

                                            By:      /s/ Roger W. Foote
                                                    -----------------------
                                            Title:   Senior Vice President
                                                     Bank of Oklahoma, N.A.